Exhibit 99.1

Aerami Therapeutics Holdings, Inc. and FoxWayne Enterprises Acquisition Corp. Mutually Agree to Terminate Business Combination Agreement

DURHAM, N.C. and NEW YORK, N.Y. – March 4, 2022 – Aerami Therapeutics Holdings, Inc. (“Aerami”), a biopharmaceutical company focused on developing inhaled therapies to treat severe respiratory and chronic diseases, and FoxWayne Enterprises Acquisition Corp. (NASDAQ: FOXW) (“FoxWayne”), a publicly traded special purpose acquisition company (“SPAC”), announced today that they have mutually agreed to terminate their previously announced business combination agreement, effective immediately.

In light of current unfavorable market conditions, Aerami and FoxWayne believe that terminating the business combination agreement is the best path forward for the parties and their respective stockholders.

FoxWayne has until April 22, 2022 to complete an initial business combination (unless such date is extended in accordance with FoxWayne’s governing documents).

About Aerami

Aerami is a clinical stage biopharmaceutical company developing inhaled therapies to treat severe respiratory and chronic diseases. Aerami’s lead development program is AER-901, a drug-device combination product candidate in Phase 1 for the treatment of pulmonary arterial hypertension. AER-901 is designed to improve drug uptake and deliver consistent, therapeutically effective, and well tolerated levels of a nebulized formulation of imatinib through once-a-day inhalation via the FOX® device, which is both 510(k) cleared and CE marked and which the Company has licensed from Vectura Limited.

About FoxWayne

FoxWayne is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. FoxWayne is led by Chairman and Chief Executive Officer, Robb Knie.

Aerami Investor Contact:

CORE IR

Tel: 516-222-2560

investors@aerami.com

Aerami Media Contact:

Jules Abraham

CORE IR

Tel: 917-885-7378

julesa@coreir.com

FoxWayne Investor Contact:

Investor Relations

Tel: 917-284-8938

investors@foxwayne.com